Exhibit 5.2

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

November 9, 2017

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, New Jersey 08933

Ladies and Gentlemen:

We have acted as counsel to Johnson & Johnson, a New Jersey corporation (the “Company”) in connection with the offer and sale (the “Offering”) by the Company of $500,000,000 aggregate principal amount of its 1.950% Senior Notes due 2020 (the “2020 Notes”), $750,000,000 aggregate principal amount of its 2.625% Senior Notes due 2025 (the “2025 Notes”), $1,500,000,000 aggregate principal amount of its 2.900% Senior Notes due 2028 (the “2028 Notes”), $1,000,000,000 aggregate principal amount of its 3.400% Senior Notes due 2038 (the “2038 Notes”) and $750,000,000 aggregate principal amount of its 3.500% Senior Notes due 2048 (the “2048 Notes” and, together with the 2020 Notes, the 2025 Notes, the 2028 Notes and the 2038 Notes, the “Notes”), to be issued pursuant to the Johnson & Johnson Underwriting Agreement Standard Provisions (Debt), dated November 8, 2017, which is incorporated by reference in the Underwriting Agreement dated November 8, 2017, between the Company and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representatives of the several underwriters named therein (the “Underwriting Agreement”). The Notes are being issued pursuant to the Indenture dated as of dated as of September 15, 1987 (the “Base Indenture”) among the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company, which succeeded Harris Trust and Savings Bank), as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of September 1, 1990 (the “First Supplemental Indenture”) and the Second Supplemental Indenture, dated as of November 9, 2017 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (a) the Company’s Registration Statement on Form S-3 (File No. 333-216285) filed with the Securities and Exchange Commission (the “Commission”) and effective as of February 27, 2017 (the “Registration Statement”); (b) the Prospectus, dated February 27, 2017, contained within the Registration Statement (the “Base Prospectus”); (c) the prospectus supplement, dated November 8, 2017 (together with the Base Prospectus, the “Prospectus”);

(d) the Indenture; (e) the form of the Company order setting forth the terms of the Notes to be issued; (f) specimens of the Notes; (g) the Underwriting Agreement; and (h) other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Underwriting Agreement. We have also assumed (i) the valid existence of the Company, (ii) that the Company has the requisite corporate power and authority to enter into and perform its obligations under the Indenture and the Indenture and the Notes, (iii) the due authorization, execution and delivery of the Notes by the Company, (iv) the due authorization, execution and delivery of the Indenture and the Notes by the Trustee and its predecessor trustees, as applicable and (v) that the Notes have been duly authenticated by the Trustee.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Notes (assuming the due authentication and delivery thereof by the Trustee in accordance with the terms of the Indenture), will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinion expressed herein is limited to the laws of the State of New York and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the incorporation by reference of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP